Exhibit 99.1

Xenomics Closes $2.77 Million Financing to Accelerate Development of Risk-Free Noninvasive Medical Testing Technology

NEW YORK--(BUSINESS WIRE)--July 15, 2005--Xenomics, Inc. (OTCBB:XNOM - News), a developer of next-generation medical DNA technologies, announced today the closing of a private placement totaling $2.77 million, whose proceeds will help to fund the Company’s efforts to develop advanced medical diagnostic tests for a range of diseases and genetic conditions, and to fund preparations toward product regulatory approval and commercialization.

Xenomics is developing a groundbreaking new class of safe, noninvasive and highly accurate diagnostic tests based on its proprietary Transrenal-DNA (Tr-DNA) technology platform.

 “This financing will reinforce and sustain Xenomics’ innovative program to develop and deliver improved medical diagnostic tests based on our proprietary Transrenal-DNA technology,” said Dr. Randy White, CEO of Xenomics. “We believe that our proprietary Transrenal-DNA diagnostic platform technology will provide a new, higher level of healthcare industry standards for the improved detection of HIV, tuberculosis, malaria, Down syndrome and many other conditions. ”

The latest financing follows two previous financings that Xenomics has closed this year. In April, the Company closed the second traunche of a two-traunche financing that raised a total of approximately $6 million for Xenomics R&D efforts through 2006. Dr. White noted, “Based on the proceeds from those financings, our capital resources were sufficient to carry Xenomics’ R&D operations through to the end of next year,” said Dr. White. “The latest funding enables us to accelerate our efforts to develop Tr-DNA diagnostic tests for an increasingly broad range of applications.”

The total raised from the private placement was $2,771,000. As part of the transaction, Xenomics sold 277, 100 shares of Series A Convertible Preferred Stock, which is convertible to common stock at $2.15 per share. In addition, investors received 386,651 warrants to purchase common stock at $3.25 per share exercisable anytime within 5 years. Xenomics also paid selling commissions of $226,680 and issued 105,432 warrants to selling agents to purchase common stock at an exercise price of $3.25 per share.

Xenomics' non-invasive Transrenal-DNA (Tr-DNA) technology uses simple, easily obtained urine samples to diagnose disease and genetic health conditions. The Company's proprietary Tr-DNA technology involves the analysis of fragments of DNA that have moved from the blood stream through the kidneys, where they accumulate in urine. Xenomics' scientists were the first to detect this DNA material in urine samples. Most existing medical DNA diagnostic tests use blood or tissue samples from more invasive tissue biopsies, which are more difficult to obtain. In ongoing studies, many of the prototype Xenomics tests under development have demonstrated or are expected to provide a number of advantages over currently available medical technology, including diagnostic accuracy, lower cost, greater ease-of-use, and significantly earlier detection capabilities.

Other important advantages of Xenomics’ Tr-DNA diagnostic testing technology include safety for both patients and medical professionals The urine specimens used in Tr-DNA tests are safer and simpler to collect than blood samples, because blood is potentially infectious and widely considered to be a biological hazard to patients and healthcare workers, whereas urine is not.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Xenomics has agreed to file a registration statement covering resale of the shares of common stock underlying the preferred stock and warrants by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Xenomics, Inc.

Xenomics is a molecular diagnostic company that focuses on the development of DNA-based tests using Transrenal DNA (Tr-DNA). Xenomics' patented technology uses safe and simple urine collection and can be applied to a broad range of applications, including prenatal testing, tumor detection and monitoring, tissue transplantation, infectious disease detection, genetic testing for forensic identity determination, drug development, and research to counter bioterrorism. Scientists from Xenomics were the first to report that fragments of DNA from normal cell death cross the kidney barrier and can be detected in urine. The Company believes that its technology will open significant new markets in the molecular diagnostics field. Xenomics has three issued U.S. patents covering different applications of the technology for molecular diagnostics and genetic testing and a pending European patent for the same applications. The Company has organized a joint venture to conduct research on infectious disease detection with the National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive "Lazarus Spallanzani") in Rome, in the form of a new R&D company called SpaXen Italia, S.R.L. For more information, please visit http://xenomics.com. For more investor-specific information, including daily and historical Company stock quote data and recent news releases, please visit http://www.trilogy-capital.com/tcp/xenomics. To read or download the Company's Investor Fact Sheet visit http://www.trilogy-capital.com/tcp/xenomics/factsheet.html. To view an online video about Xenomics technology and products, visit http://www.trilogy-capital.com/tcp/xenomics/video.html. A TV news report about the Company's next-generation prenatal tests can be viewed at http://www.trilogy-capital.com/tcp/xenomics/ny1_video.html.

Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as "expect," "might," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the periodic reports of Xenomics, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that Xenomics' technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.

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Contact:
Xenomics, Inc.
Randy White, 212-297-0808
or
Trilogy Capital Partners, Inc. (Investor Relations)
Paul Karon, 800-342-1467
paul@trilogy-capital.com